Exhibit 10.1

Equipment Purchase Agreement

This Equipment Purchase Agreement (this “Agreement”) is entered into as of April 23, 2012 by and between Automation Engineering, LLC, located at 1415 Profit Drive, Fort Wayne, IN 46808 (“Seller”), and NuPathe Inc., located at 227 Washington Street, Suite 200, Conshohocken, PA 19428 (“Buyer”).

WHEREAS, Buyer is engaged in the development and sale of pharmaceutical products and is in the process of pursuing regulatory approval for its iontophoretic patch to treat migraine (the “NuPathe Patch”);

Whereas, Buyer is seeking to purchase equipment suitable for the manufacture of commercial quantities of an electronic card assembly (the “E-card”) to be incorporated into the NuPathe Patch; and

WHEREAS, Seller is a designer and manufacturer of commercial equipment and has submitted to Buyer, Quotation 11-8858H (the “Quotation”), which is incorporated herein by reference, for the design and manufacture of an Automated Assembly and Test System (“AATS”) to be used by Buyer to assemble and test commercial supplies of the E-card; and

WHEREAS, Buyers wishes to purchase the AATS from Seller on the terms set forth herein;

NOW, THEREFORE, for good and valuable consideration, AND INTENDING TO BE LEGALLY BOUND, Buyer and Seller hereby agree as follows:

1.                                Equipment Manufacture/Purchase/Delivery

1.1.                      Seller agrees to: (a) manufacture the AATS at the location specified above (the “Facility”); (b) perform such other services related to the design, testing, delivery and installation of the AATS as more fully set forth in the Quotation; and (c) provide the documentation set forth in Section 3 of the Quotation (the “Documentation” ) and training set forth in Section 4.3 of the Quotation, all in accordance with applicable federal, state and local laws and regulations, the Specifications (as defined below), and the standards and practices that are generally accepted in the industry and exercised by other persons engaged in performing similar services.  All materials, supplies, parts and components incorporated in the AATS shall be new, unless permitted by the Buyer in writing, suitable for the intended use and in accordance with the Specifications.

1.2.                      Following the manufacture and Initial Acceptance of the AATS by Buyer at the Facility in accordance with Section 4.1 below, Seller will deliver the AATS to Buyer at Buyer’s designated delivery location (the “Delivery Location”) in accordance with the Quotation, any project plan agreed to by the parties in writing and any other written delivery instructions provide by Buyer to Seller.  Delivery shall be F.O.B., the Facility in accordance with the Quotation.  Buyer shall be responsible for all costs of freight and insurance.  Title to the AATS and the Documentation shall pass upon Final Acceptance of the AATS at the Delivery Location, pursuant to Section 4.2, below; however, risk of loss shall pass to Buyer upon delivery of the AATS packaged and ready for shipment to a common carrier designated by Buyer from Seller’s

Facility. Time is of the essence with respect to Seller’s performance of its obligations hereunder.

1.3.                      Buyer will pay Seller an aggregate of $976,250, for the AATS in accordance with the following payment schedule and as more fully set forth in the System Pricing and Payment Terms set forth in the Quotation:

•                  10% down with purchase order

•                  20% due at project initiation

•                  30% due upon design approval

•                  20% due upon Initial Acceptance by NuPathe at Automation Engineering

•                  20% due upon Final Acceptance

1.4.                      Seller will submit invoices for payment which will be paid by Buyer within thirty (30) days after receipt.  Seller may charge a late payment fee of 1.5% per month, or the maximum amount permitted by law if less than 1.5% per month, for any payment not received within 30 days from invoice date.

2.                                Design and Specifications/Project Timeline

2.1                         Buyer and Seller agree to jointly define construction and performance specifications for the manufacture of the AATS which shall: (a) include the principal characteristics and components of the AATS, which at the time of delivery shall be suitable for commercial manufacture of the E-Card; (b) conform to the description of the AATS set forth in the Quotation; and (c) be in accordance with NuPathe Equipment Specification ES-1012 (together, the “Specifications”). Buyer and Seller also agree to jointly develop a detailed project plan, including a fabrication timeline for the AATS (“Project Plan”) in accordance with Section 4.2 of the Quotation.  The Specifications and the Project Plan shall be subject to final approval in writing of both Buyer and Seller on or before the date of the final design review meeting for the AATS and shall be incorporated into this Agreement by this reference.

2.2                         No change to the Specifications may be made by Seller without the prior written approval of Buyer. Buyer may propose a change in the Specifications by submitting a written request to Seller. Within five (5) business days after receipt of Buyer’s proposal for a change, Seller shall prepare and submit to Buyer an estimate (the “Estimate”) in such detail as Buyer may reasonably require, which shall contain (a) a description of the change, including any changes to the Specifications, (b) any net increase or decrease in the Pricing System, and (c) the effect of the change on the scheduled delivery date.  Buyer shall accept or reject the Estimate within five (5) business days, and if accepted, the parties will execute an amendment to this Agreement, incorporating those changes.

3.                                Warranties/Disclaimer/Limitation of Liability

3.1                         Seller hereby warrants to Buyer, its successors and assigns, that upon delivery of the AATS to the Delivery Location and for a period of one (1) year from the date of Final Acceptance, as defined in Section 4.2 below, (the “Warranty Period”), the AATS manufactured and delivered hereunder, including, without limitation, any parts, components, hardware or software, shall be (a) free from defects in material and workmanship; (b) free from defects in design; (c) suitable for the purposes intended; (d) in compliance with the Specifications; and (e) free from liens or encumbrances on title. Delivery, inspection, testing, acceptance or use of or payment for the AATS shall not affect Seller’s obligation under this warranty. During the Warranty Period, Seller agrees to correct defects in the AATS and repair or replace any part, component, hardware or software not conforming to the foregoing warranty promptly, without expense to Buyer, when notified of such nonconformity by Buyer, within ten (10) days unless replacement part delivery lead times dictate otherwise, following discovery of such nonconformity. In the event that Seller fails to correct defects in the AATS or repair replace non-conforming parts, components, hardware or software within thirty (30) days following such notice, Buyer shall have the right to correct such defects or repair or replace such non-conforming parts, components, hardware or software and charge Seller for the cost incurred by Buyer in doing so.

3.2                         EXCEPT AS SET FORTH ABOVE, SELLER MAKES NO OTHER WARRANTY, EXPRESS OR IMPLIED. SELLER MAKES NO WARRANTY WITH RESPECT TO ANY EQUIPMENT OR SYSTEM WHICH HAS BEEN ALTERED OR SUBJECT TO MISUSE, ABUSE, OR USE FOR WHICH IT WAS NOT DESIGNED.

3.3                         EXCEPT IN CASES OF INTENTIONAL MISCONDUCT OR GROSS NEGLIGENCE, NEITHER PARTY SHALL BELIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES, WHETER ARISING OUT OF BREACH OF ANY EXPRESS OR IMPLIED WARRANTY, BREACH OF CONTRACT, NEGLIGENCE OR OTHERWISE.

4.                          Acceptance

4.1                               Initial Acceptance - Initial acceptance testing of the AATS shall take place at the Facility in accordance with initial acceptance criteria outlined in Section 2.6 of the Quotation and/or such additional initial acceptance criteria agreed to by the parties in writing, prior to shipment to the Delivery Location (collectively, “Initial Acceptance Criteria”).  In the event Buyer determines, in its sole discretion, that the Initial Acceptance criteria have been met, to Buyer’s satisfaction, Seller shall ship the AATS to the Delivery Location in accordance with Section 1.2 of this Agreement.

4.2                               Final Acceptance - Buyer shall inspect the AATS within thirty (30) days after it is received at the Delivery Location (the “ Final Acceptance Period”) to determine, in Buyer’s sole discretion, whether the AATS conforms to the warranties set forth in Section 3.1 of this Agreement (the “Warranties”).  Unless Buyer notifies Seller during the Final Acceptance Period that the AATS fails to conform to the Warranties in one or more respects, at the end of such Final Acceptance Period Buyer shall be deemed to have finally accepted the AATS (“Final Acceptance”).  If Buyer notifies Seller during the Final Acceptance Period that the AATS fails to conform to the Warranties in one or more respects, in addition to any other rights or remedies Buyer may have, Buyer shall not be required to Finally Accept the AATS until such time that Seller repairs on replaces the AATS, including any parts, components, hardware or software such that the AATS fully conforms to the Warranties

5.                          Confidentiality

5.1                               All non-public documentation, technical information, software, business information, or other materials that are disclosed by one party (the “Disclosing Party”) to the other (the “Receiving Party”) in the course of performing this Agreement shall be considered the proprietary information (“Proprietary Information”) of the Disclosing Party.  The Receiving Party shall: (a) hold the Disclosing Party’s Proprietary Information in strict confidence; (b) use the Disclosing Party’s Proprietary Information solely for the purposes of performing this Agreement; and (c) not disclose the Disclosing Party’s Proprietary Information except to the Receiving Party’s employees, contractors and agents having a need-to-know such information for purposes of performing this Agreement and provided that such employees, contractors and agents are bound by written obligations of confidentiality with respect to such Proprietary Information that are comparable to those set forth herein.

5.2                               The restrictions set forth in this Section 5 shall not apply to any information that (i) is independently developed by the Receiving Party without use of the Disclosing Party’s Proprietary Information; (ii) is lawfully received by the Receiving Party free of any obligation to keep it confidential; or (iii) is or becomes generally available to the public other than by breach of this Agreement; nor shall the restrictions set forth in this Section 5, in any way, affect or limit Buyers right to use, repair, modify, reproduce, license, sell or otherwise transfer the AATS after Final Acceptance of and payment for the AATS.  In addition, either party may disclose the other party’s Proprietary Information to the extent required by law or regulation provided that, prior to disclosure, the Receiving Party provides written notice to the Disclosing Party to the extent legally permissible and practicable so that the Disclosing Party may seek a protective order or other limitations on disclosure.

6.              Indemnification

6.1                               Each party shall indemnify and hold the other party and its affiliates, directors, officers, employees, agents and customers harmless from and against any and all damages, losses, liabilities, costs, expenses and fees (including reasonable attorneys’ fees) arising out of or resulting from any third party claim for personal injury or physical property damage caused by the negligence, or willful misconduct or breach of this Agreement by such party or its employees or agents.

6.2                              Seller shall be liable for and shall indemnify, defend and save Buyer harmless from any infringement claim, suit or action, alleging that the manufacture, use or sale of the AATS infringes any patent, trademark, copyright, or other proprietary right; except, however, that when such alleged infringement arises (a) as a necessary consequence of Seller’s compliance with specifications furnished by Buyer which describe that aspect of the AATS on which such alleged infringement is based, or (b) results from modification made by Seller in or to the AATS or from the combination of AATS with other products not sold hereunder, then Buyer shall be liable and shall indemnify, defend and save Seller harmless therefrom.

7.              Termination

7.1                               Either party shall have the right at any time to terminate this Agreement for non-performance or material breach of this Agreement by the other party where such breach is not cured within thirty (30) days following receipt of notice from the non-breaching party; provided, however, that no such termination of this Agreement shall relieve a breaching party of any liability or obligation it might otherwise have.

7.2                               Buyer may terminate this Agreement at any time and for any reason provided that Seller has received notice of such termination more than thirty (30) days prior to the delivery date set forth in the Quotation.  In the event of any such early termination, Buyer shall pay the actual expenses, including allocated overhead and profit, incurred by Seller up to the date that Seller receives such notice of cancellation which have not been previously paid for.

8.              Miscellaneous

8.1                               Rule 10b-5 Limitations.  Seller acknowledges that Seller is aware that the United States securities laws prohibit any person who has material non-public information about a company or its securities from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. Seller covenants to refrain from purchasing or selling securities of Buyer and from communicating material non-public information about Buyer or its securities in violation of such securities laws.

8.2                               Restrictions on Announcements.  Seller shall not make any announcement, oral presentation or publication relating to the specific details of the AATS (provided that any such general discussion or presentation regarding the AATS does not include or disclose any NuPathe Proprietary Information), this Agreement or the services provide hereunder without Buyer’s prior written consent, except as required by law or by court or administrative order, provided however, that prior written notice is provided to Buyer and that Buyer has the opportunity to appeal such requirement.  Seller shall not employ or use the name of Buyer in any publication or promotional material or in any form for public distribution, without the prior written consent of Buyer.

8.3                               Entire Agreement.  This Agreement, together with the Quotation, the Project Plan and the Specifications, constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes any and all prior and contemporaneous communications, representations, agreements or understandings, whether oral or written.  No amendment or modification of this Agreement, the Quotation or the Specifications shall be binding unless in a writing signed by both parties.

8.4                               Conflicting Terms and Conditions.  If and to the extent that the terms and conditions of this Agreement are inconsistent with the Quotation, Specifications, or Project Plan, the terms and conditions of this Agreement shall apply. ANY TERMS OR CONDITIONS OF ANY PURCHASE ORDER OR ACKNOWLEDGMENT GIVEN OR RECEIVED BY EITHER PARTY WHICH ARE ADDITIONAL TO

OR INCONSISTENT WITH THIS AGREEMENT SHALL HAVE NO EFFECT AND SUCH TERMS AND CONDITIONS ARE HEREBY EXCLUDED AND REJECTED BY EACH PARTY

8.5                               Construction of Agreement.  The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.  If any provision of this Agreement or the application thereof shall be invalid or unenforceable, the remainder of this Agreement shall be unaffected thereby and each remaining term or provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to provisions of conflicts of law.

8.6                         Assignment. Neither Seller nor Buyer may assign this Agreement or any rights hereunder or delegate the performance of any duties hereunder without the prior written approval of the other party, which approval shall not be unreasonably delayed or withheld; provided, however, that without such consent, Buyer may assign this Agreement to an affiliate or in connection with the transfer or sale of all or substantially all of its assets, stock or business, or its merger, consolidation or combination with or into another entity.  Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective heirs, administrators, successors and permitted assigns of the parties.

8.7                         Survival.  Any terms of this Agreement which by their nature extend beyond its performance, expiration or termination (including, without limitation, Sections 3, 5, 8.1, 8.2 and this Section 8.7) shall survive any termination or expiration of this Agreement, however caused.

8.8                         Notices.  Any notices given under this Agreement shall be in writing and shall be given by personal delivery, or sent by (a) facsimile transmission (with message confirmed during normal business hours); (b) first class mail, postage prepaid; or (c) Federal Express (or equivalent overnight delivery service), delivery charges prepaid.  All notices shall be given to a party at its respective address set forth above, or at such other address as such party may specify by notice in accordance with this Section 8.8.  A notice shall be deemed given when actually received; provided, that if any facsimile notice is received after 5:00 P.M. local time at the place of receipt, it shall be deemed to have been given as of the next following business day.

8.9                         Signatories.  This Agreement may be executed in counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when joined, shall together constitute one and the same agreement.  Any photocopy, facsimile or electronic copy of this Agreement, or of any counterpart, shall be deemed the equivalent of an original.

ACCEPTED AND APPROVED BY AND BETWEEN:

AUTOMATED ENGINEERING, LLC		NUPATHE INC.

By:	/s/ Matthew D. Mummert	By:	/s/ Jane H. Hollingsworth

Name: Matthew D. Mummert		Name: Jane H. Hollingsworth

Title: Vice President - Sales		Title: CEO